EXHIBIT 99.1
Houston, Texas
July 30, 2014

FOR IMMEDIATE RELEASE - EARNINGS

ATWOOD OCEANICS, INC., announced today that the Company earned net income of $71.9 million or $1.11 per diluted share, on revenues of $292.8 million for the quarter ended June 30, 2014 compared to net income of $73.3 million or $1.13 per diluted share on revenues of $273.1 million for the quarter ended March 31, 2014 and compared to net income of $90.0 million or $1.37 per diluted share, on revenues of $272.7 million for the quarter ended June 30, 2013. For the nine months ended June 30, 2014, the Company earned net income of $228.6 million or $3.52 per diluted share, on revenues of $850.6 million compared to net income of $248.3 million or $3.75 per diluted share, on revenues of $770.9 million for the nine months ended June 30, 2013.

	For the Three Months Ended
		(Unaudited)
(In thousands, except per share amounts)	June 30, 2014	March 31, 2014	June 30, 2013
Revenues	$292,777	$273,097	$272,688
Income before Income Taxes	79,365	97,283	105,130
Provision for Income Taxes	(7,440)	(23,983)	(15,149)
Net Income	$71,925	$73,300	$89,981

Earnings per Common Share -
Basic	$1.12	$1.14	$1.38
Diluted	$1.11	$1.13	$1.37

	For the Nine Months Ended
		(Unaudited)
(In thousands, except per share amounts)	June 30, 2014		June 30, 2013
Revenues	$850,580		$770,942
Income before Income Taxes	270,908		286,649
Provision for Income Taxes	(42,286)		(38,318)
Net Income	$228,622		$248,331

Earnings per Common Share -
Basic	$3.56		$3.79
Diluted	$3.52		$3.75

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
(In thousands, except per share amounts)	2014	2013	2014	2013
REVENUES:
Contract drilling	$264,925	$261,489	$798,544	$738,604
Revenues related to reimbursable expenses	27,852	11,199	52,036	32,338
Total revenues	292,777	272,688	850,580	770,942

COSTS AND EXPENSES:
Contract drilling	128,586	109,502	388,715	314,001
Reimbursable expenses	23,493	8,461	41,095	23,351
Depreciation	37,601	30,352	107,376	86,412
General and administrative	12,844	13,663	47,688	44,152
(Gain)/loss on sale of equipment	7	—	(34,072)	—
Other, net	(212)	(55)	(1,815)	(68)
	202,319	161,923	548,987	467,848

OPERATING INCOME	$90,458	$110,765	$301,593	$303,094

OTHER INCOME (EXPENSE)
Interest expense, net of capitalized interest	(11,219)	(5,692)	(30,932)	(16,647)
Interest Income	126	57	247	202
	(11,093)	(5,635)	(30,685)	(16,445)

INCOME BEFORE INCOME TAXES	79,365	105,130	270,908	286,649
PROVISION FOR INCOME TAXES	7,440	15,149	42,286	38,318
NET INCOME	$71,925	$89,981	$228,622	$248,331

EARNINGS PER COMMON SHARE:
Basic	$1.12	$1.38	$3.56	$3.79
Diluted	$1.11	$1.37	$3.52	$3.75
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	64,309	65,062	64,204	65,441
Diluted	65,060	65,858	65,023	66,180

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED ANALYSIS OF REVENUES AND DRILLING COSTS

	REVENUES
	Three Months Ended			Nine Months Ended
(In millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Ultra-Deepwater	$118.4	$119.9	$87.1	$325.6	$246.1
Deepwater	69.8	64.0	102.2	241.3	306.2
Jackups	76.7	76.2	72.2	231.7	186.3
Reimbursable	27.9	13.0	11.2	52.0	32.4
	$292.8	$273.1	$272.7	$850.6	$771.0

	DRILLING COSTS
	Three Months Ended			Nine Months Ended
(In millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Ultra-Deepwater	$44.2	$45.9	$33.9	$125.2	$93.7
Deepwater	51.5	56.6	42.8	157.0	127.2
Jackups	32.0	33.3	31.4	101.9	89.8
Reimbursable	23.5	9.2	8.5	41.1	23.3
Other	0.9	1.2	1.4	4.6	3.4
	$152.1	$146.2	$118.0	$429.8	$337.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	June 30, 2014	September 30, 2013
ASSETS
Cash and cash equivalents	$119,161	$88,770
Accounts receivable	204,079	199,689
Income tax receivable	6,097	4,672
Inventories of materials and supplies	123,184	121,833
Prepaid expenses and deferred costs	16,136	38,796
Total current assets	468,657	453,760

Property and equipment, net	3,586,049	3,164,724

Other receivables	11,831	11,831
Deferred costs and other assets	31,572	26,951
Deferred income taxes	518	—
Total assets	$4,098,627	$3,657,266

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$70,312	$95,827
Accrued liabilities	21,977	17,653
Notes payable	—	8,071
Interest payable	18,564	7,945
Income tax payable	22,586	16,554
Deferred credits	4,300	10,822
Total current liabilities	137,739	156,872

Long-term debt	1,467,406	1,263,232
Deferred income taxes	354	485
Deferred credits	4,588	1,176
Other	38,099	28,130
Total long-term liabilities	1,510,447	1,293,023

Commitments and contingencies

Preferred stock, no par value, 1,000 shares authorized, none outstanding	—	—
Common stock, $1.00 par value, 180,000 shares authorized with 64,338 issued and outstanding at June 30, 2014 and 90,000 shares authorized with 64,057 issued and outstanding at September 30, 2013	64,338	64,057
Paid-in capital	197,501	183,390
Retained earnings	2,190,027	1,961,405
Accumulated other comprehensive loss	(1,425)	(1,481)
Total shareholders' equity	2,450,441	2,207,371
Total liabilities and shareholders' equity	$4,098,627	$3,657,266

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS

	Nine Months Ended June 30,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$228,622	$248,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	107,376	86,412
Amortization of debt issuance costs and bond premium	3,389	3,083
Amortization of deferred items	2,487	1,227
Provision for doubtful accounts	679	3,510
Provision for inventory obsolescence	1,226	1,530
Deferred income tax benefit	(649)	(605)
Share-based compensation expense	10,924	10,418
Gain on sale of assets	(34,072)	—
Other, net	1,990	(67)
Change in assets and liabilities:
Accounts receivable	(5,069)	(18,297)
Income tax receivable	(1,425)	(1,391)
Inventory	(8,816)	(22,065)
Prepaid expenses	14,100	12,788
Deferred costs and other assets	(10,512)	(9,519)
Accounts payable	(11,303)	(10,970)
Accrued liabilities	15,127	(6,745)
Income tax payable	6,032	6,311
Deferred credits and other liabilities	21,141	9,989
Net cash provided by operating activities	341,247	322,440

Cash flows from investing activities:
Capital expenditures	(564,119)	(569,696)
Proceeds from sale of assets	59,516	129
Net cash used in investing activities	(504,603)	(569,567)

Cash flows from financing activities:
Proceeds from issuance of bonds	—	200,000
Proceeds from bank credit facilities	370,000	400,000
Principal payments on bank credit facilities	(165,000)	(100,000)
Principal payments on notes payable	(8,071)	(5,148)
Repurchase and retirement of common shares	—	(107,260)
Proceeds from exercise of stock options	3,468	6,451
Debt issuance costs paid	(6,650)	(2,910)
Net cash provided by financing activities	193,747	391,133
Net increase in cash and cash equivalents	$30,391	$144,006
Cash and cash equivalents, at beginning of period	$88,770	$77,871
Cash and cash equivalents, at end of period	$119,161	$221,877

Non-cash activities:
Changes in accounts payable and accrued liabilities related to capital expenditures	$(13,573)	$(15,011)

Atwood Oceanics is a leading offshore drilling company engaged in the drilling and completion of exploration and development wells for the global oil and gas industry. The company currently owns 12 mobile offshore drilling units and is constructing three ultra-deepwater drillships. The company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."

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Contact: Mark L. Mey
(281) 749-7902